Exhibit 99.1

Britton & Koontz Capital Corporation

500 Main Street                                                                         601-445-5576
P O Box 1407                                                                              601-445-2481  Fax
Natchez, MS  39121                                                                   http://www.bkbank.com
corporate@bkbank.com

FOR IMMEDIATE RELEASE:                                                FOR MORE INFORMATION:
February 21, 2012                                                                       W. Page Ogden, President & CEO
(Nasdaq - BKBK)                                                                       William M. Salters, Treasurer & CFO

Britton & Koontz Capital Corporation Announces
Britton & Koontz Bank’s Entry Into a
 Formal Agreement with the OCC

NATCHEZ, MS – Britton & Koontz Capital Corporation (NASDAQ – BKBK) (the “Company”) announced today that effective February 21, 2012, its wholly-owned subsidiary, Britton & Koontz Bank, N.A. (the “Bank”), entered into a formal written agreement (the “Agreement”) with the Comptroller of the Currency of the United States (the “OCC”), pursuant to which the Bank agreed to take steps to improve the Bank’s asset quality, credit risk exposure, strategic planning initiatives, and capital planning.

The Agreement is based upon the findings of the OCC’s Report of Examination for the examination period ended March 31, 2011.  Since the completion of the examination, the Board of Directors and management of the Bank have worked to address the findings of the exam and intend to develop formal action plans to comply with the requirements of the Agreement and the concerns that gave rise to the Agreement.

Entry into the Agreement does not change the Bank’s “well-capitalized” status as of the date of this Current Report on Form 8-K.  However, in connection with the OCC Exam, the Bank has agreed to the OCC establishing higher individual minimum capital ratios for the Bank.  Specifically, the Bank must maintain a Tier 1 capital to adjusted total assets ratio of 8% – this ratio was 10.91% for the Bank at December 31, 2011 – and a total risk-based capital to risk-weighted assets ratio of 12% – this ratio was 19.22% for the Bank at December 31, 2011.

W. Page Ogden, President and CEO of the Company, stated, “We have a good working relationship with our regulators.  We intend to proceed promptly with the steps set forth in the Agreement.”

A summary of the terms of the Agreement are set forth in the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on February 21, 2012.